EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated December 26, 2023, with respect to the combined financial statements of the RF Business of Wolfspeed, Inc. for the fiscal year ended June 25, 2023 included in the Current Report of MACOM Technology Solutions Holdings, Inc. on Form 8-K/A dated February 2, 2024. We consent to the incorporation by reference of said report in the Registration Statements of MACOM Technology Solutions Holdings, Inc. on Form S-3 (File No. 333-188728) and on Forms S-8 (File Nos. 333-253887, 333-216406, 333-209610, 333-193098, and 333-180219).

/s/Grant Thorton LLP
Boston, Massachusetts
February 2, 2024